UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

March 5, 2010

Rosetta Stone Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34283	043837082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1919 North Lynn St., 7th Fl., Arlington, Virginia 22209

(Address of principal executive offices, including zip code)

800-788-0822

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 5, 2010, Eric Eichmann, Chief Operating Officer of Rosetta Stone Inc. (the “Company”), and Brian Helman, Chief Financial Officer of the Company, each entered into substantially similar Rule 10b5-1 sales plans (the “Plans”) with a broker to sell shares of the Company’s common stock.  Under Mr. Eichmann’s Plan, up to 32,400 shares of the Company’s common stock may be sold beginning on April 15, 2010, with such shares to be sold in separate tranches at different specified minimum prices or at market price, depending on the tranche. Under Mr. Helman’s Plan, up to 29,500 shares of the Company’s common stock may be sold beginning on April 15, 2010, with such shares to be sold in separate tranches at different specified minimum prices.  Mr. Eichmann’s Plan is scheduled to remain in effect until April 5, 2011 and Mr. Helman’s Plan is scheduled to remain in effect until March 31, 2011.

The Plans were adopted in accordance with the Company’s insider trading policy and are intended to comply with the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Rule 10b5-1 permits officers and directors of public companies to adopt pre-determined plans for buying or selling specified amounts of stock.  After adoption of such a plan and during the term of the plan, the officer or director has no further involvement in carrying out the trades under the plan, but may terminate the plan at any time.  The existence of such a plan allows for personal holdings to be diversified in an orderly fashion from time to time in order to reduce the risk of over concentration in a particular investment, often as part of a personal financial, tax or estate planning strategy.

Except as required by law or as the Company may elect to disclose, the Company does not undertake to report other 10b5-1 plans established by officers or directors of the Company nor to report modifications or terminations of, or transactions or other activities under, any 10b5-1 plan relating to the Company’s common stock.  Any sales transactions under the Plans will be disclosed publicly through Form 144 and Form 4 filings with the United States Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 18, 2010

By:	/s/ Michael C. Wu
Name: Michael C. Wu
Title: General Counsel and Secretary